UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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GOOD TIMES RESTAURANTS, INC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	3
PROXY STATEMENT
Item 1 for Voting - Election of Directors	4 - 6
Board Committees	7 - 8
Ownership of Common Stock by Principal Stockholders and Management	9
Executive Officers and Directors Compensation	10 - 12
Employment Agreement and Arrangements	12
Certain Relationships and Related Transactions	12 - 13
Independent Public Accountants	13 - 14
Future Stockholder Proposals	14
Other Matters	14
Incorporation of Documents by Reference	14

GOOD TIMES RESTAURANTS INC.

601 Corporate Circle

Golden, Colorado 80401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held September 21, 2011

To the stockholders of Good Times Restaurants Inc.:

An annual meeting of the stockholders of Good Times Restaurants Inc., a Nevada corporation, will be held at the Good Times Restaurants corporate offices located at 601 Corporate Circle, Golden, Colorado 80401 on September 21, 2011 at 9:00 a.m. Mountain Daylight Time.  The purposes of the meeting are to:

1.       Elect six directors to serve during the next year; and

2.       Transact any other business which may properly come before the meeting.

The accompanying proxy statement contains additional information about the annual meeting.  All stockholders of record at the close of business on August 15, 2011 may vote at the meeting.

All stockholders are cordially invited to attend the meeting.  If you do not plan to attend the meeting, please sign, date and promptly return the enclosed proxy card.  A business reply envelope is enclosed for your convenience.  The delivery of a proxy will not affect your right to vote in person if you attend the meeting.

Sincerely,

/s/ Susan M. Knutson

Susan M. Knutson

Secretary and Controller

August 26, 2011

PROXY STATEMENT

General: This proxy statement contains information about the annual meeting of stockholders of Good Times Restaurants Inc. to be held at the Good Times Restaurants corporate offices located at 601 Corporate Circle, Golden, Colorado on Wednesday, September 21, 2011 at 9:00 a.m.. Mountain Daylight Time.  The Good Times Restaurants Inc. Board of Directors is using this proxy statement to solicit proxies for use at the meeting.  This Proxy Statement and the enclosed Proxy Card are being mailed to you on or about September 2, 2011.

The terms "we," "us" and "our" in this proxy statement refer to Good Times Restaurants Inc.

Who can vote: Only stockholders of record at the close of business on the record date of August 15, 2011 are entitled to receive notice of the annual meeting and to vote the shares of our common stock.  As of August 15, 2011, there were 2,726,214 shares of our common stock outstanding.  Holders of our common stock are entitled to one vote per share.  The Company's bylaws do not allow holders to accumulate votes in the election of directors.

The shares represented by all proxies that are properly executed and submitted will be voted at the meeting in accordance with the instructions indicated thereon.  Unless otherwise directed, votes will be cast "For" all of the nominees for election as directors and approval of each of the other proposals set forth in this proxy statement.

Revoking a proxy: You may revoke a proxy before the vote is taken at the meeting by:

  Submitting a new proxy with a later date,
  By voting at the meeting, or
  By filing a written revocation with our corporate secretary.

Your attendance at the meeting will not automatically revoke your proxy.

Quorum and voting requirements: Our bylaws provide that a majority of the outstanding shares entitled to vote, represented in person or by proxy, is necessary to constitute a quorum at the annual meeting.  Our bylaws also provide that all stockholder actions are to be determined by a majority of votes cast by the stockholders entitled to vote.  If a quorum is not present the meeting may be adjourned until a quorum is obtained.  The proxies may be voted at any reconvened meeting after any adjournment or postponement of the annual meeting.

Abstentions and broker "non-votes" will be treated as shares that are present for purposes of determining the existence of a quorum.  A broker non-vote occurs when a broker is not permitted to vote on a matter without instruction from the beneficial owner of the shares and no instruction is given.  Abstentions and broker non-votes will result in the respective proposals receiving fewer votes.

Payment of proxy solicitation costs: All of the expenses involved in preparing and mailing this proxy statement and the enclosed materials and all costs of soliciting proxies will be paid by us.  In addition to solicitation by mail, proxies may be solicited by our officers and regular employees by telephone or personal interview.  These individuals will not receive any compensation for their services other than their regular salaries.  Arrangements will also be made with brokerage houses and other custodians and fiduciaries to forward solicitation materials to the beneficial owners of the shares held on the record date, and we may reimburse those persons for reasonable out-of-pocket expenses incurred by them in so doing.

ITEM 1 FOR VOTING - ELECTION OF DIRECTORS

All directors of Good Times Restaurants are elected annually.  Pursuant to the prior exercise of the authority of the Board of Directors to reduce the number of the members of the Board from seven to six, at this meeting six directors are to be elected to serve for the next year or until their successors are elected and qualified.  The nominees for directors are identified under the "Nominees" caption below.  Each nominee has consented to be named in the proxy statement and to serve as a director if elected.  However, if any nominee is unable to serve or for good cause will not serve as a director, each of the persons named in the proxy intend to vote in his or her discretion for a substitute who will be designated by the Board of Directors.

Nominee selection process: Our Board of Directors as a whole acts as the nominating committee for the selection of nominees for election as directors.  We do not have a separate standing nominating committee since we require that our director nominees be approved as nominees by a majority of our independent directors.  The Board will consider suggestions by stockholders for possible future nominees for election as directors at the next annual meeting when the suggestion is delivered in writing to the corporate secretary of Good Times Restaurants by November 15 of the year immediately preceding the annual meeting.  No request for a recommended nominee was made by the 2011 deadline by any stockholder or group of stockholders with beneficial ownership of more than 5% of the Company's common stock as indicated in a Schedule 13D or 13G.

The Board selects each nominee, subject to contractual nominee designation and election rights held by certain stockholders, as discussed below, based on the nominee's skills, achievements and experience, with the objective that the Board as a whole should have broad and relevant experience in high policymaking levels in business and a commitment to representing the long-term interests of the stockholders.  The Board believes that each nominee should have experience in positions of responsibility and leadership, an understanding of our business environment and a reputation for integrity.

The Board evaluates each potential nominee individually and in the context of the Board as a whole.  The objective is to recommend a group that will effectively contribute to our long-term success and represent stockholder interests.  In determining whether to recommend a director for re-election, the Board also considers the director's past attendance at meetings and participation in and contributions to the activities of the Board.

When seeking candidates for director, the Board solicits suggestions from incumbent directors, management, stockholders or others.  The Board does not have a charter for the nominating process.

The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Board strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company's business.

Communication with the directors: The Board welcomes questions or comments about us and our operations.  Those interested may contact the Board as a whole or any one or more specified individual directors by sending a letter to the intended recipients' attention in care of Good Times Restaurants Inc., Corporate Secretary, 601 Corporate Circle, Golden, CO 80401.  All such communications other than commercial advertisements will be forwarded to the appropriate director or directors for review.

Nominees: The director nominees of Good Times Restaurants are as follows:

Geoffrey R. Bailey, age 58, has served on our Board since 1996 and is a member of the Special Committee.  He is also a director of The Erie County Investment Co., which owns 99% of The Bailey Company.  The principal business of The Bailey Company is owning and operating 54 Arby's restaurants as a franchisee, and The Bailey Company has also been a franchisee and joint venture partner of the Company since 1987.  Mr. Bailey joined The Erie County Investment Co. in 1979.  Mr. Bailey is a graduate of the University of Denver with a Bachelor's Degree in Business Administration.

David L. Dobbin, age 50, was appointed as a Good Times director on December 13, 2010.  He was also appointed as the Chairman of the Board effective as of December 13, 2010.  In addition, he currently serves as Chairman of the Board of Small Island Investments Ltd. (2010-Present).  He also serves as Chairman of the Boards of Terra Nova Pub Group Ltd., its subsidiaries and affiliates, including Elephant & Castle Group, Inc. (2007-Present) and Welaptega Marine Ltd. (2008-Present), a leading supplier of offshore mooring inspection systems, companies controlled by Mr. Dobbin through Repechage Investments Limited, an investment company formed under the laws of Canada that holds investments in the transportation, service, real estate and hospitality sectors (2001-Present).  Previously, Mr. Dobbin served in several capacities with CHC Helicopter Corporation, the world's leading offshore helicopter services provider, and led Canadian Ocean Resource Associates Inc., a consulting firm specializing in best practice reviews, institutional support and public/private partnerships.  Mr. Dobbin holds a Bachelor of Commerce from Memorial University of Newfoundland.

Gary J. Heller, age 44, was appointed as a Good Times director on December 13, 2010.  He is the chairman of the Compensation Committee.  In addition, he currently serves as Secretary and a Director of Elephant & Castle Group Inc. (2007-Present), Secretary and a Manager of Massachusetts Pub Group LLC (2008-Present), and Executive Vice Presidentof Terra Nova Pub Group Ltd. (2009-Present).  Prior to entering the restaurant industry in 2007, Mr. Heller spent 16 years as an investment banker, including serving as a Managing Director of FTI Capital Advisors, LLC (2002-2006) and a Director of Andersen Corporate Finance LLC.  Mr. Heller holds a BA in Economics from the University of Pennsylvania and an MBA in Finance from New York University.

Boyd E. Hoback, age 56, has served as a Good Times director since 1992 and is President and Chief Executive Officer of Good Times Restaurants, a position which he has held since December 1992 and he has been in the restaurant business since the age of 16.  Mr. Hoback has been a vital part of the development of Good Times to a 46-restaurant chain and has been involved in developing all areas of the company.  Mr. Hoback is an honors graduate of the University of Colorado in finance.

Keith A. Radford, age 43, was appointed as a Good Times director on December 13, 2010.  He is the chairman of the Audit Committee.  In addition, currently serves as Chief Financial Officer of Terra Nova Pub Group Ltd., Elephant & Castle Group Inc. and Massachusetts Pub Group LLC (2009-Present).  Previously Mr. Radford served as a Director and Vice President of subsidiaries within AKER Solutions, a leading global provider of engineering and construction services, technology products and integrated solutions (2002-2008).  In addition he has over eight years of experience in public practice providing auditing, taxation and business consulting services.  Mr. Radford holds a Bachelor of Commerce degree from Memorial University of Newfoundland and Labrador and is a Chartered Accountant.

Eric W. Reinhard, age 53, has served as a Good Times director since 2005.  He resigned as Chairman of the Board, a position he held since 2005, effective as of December 13, 2010.  He is currently a member of the Audit and Compensation Committees.  Mr. Reinhard also serves as President of the Pepsi Cola Bottler's Association, a beverage association management and consulting association and a position he has held since 2006. Prior to June 2004 he was the General Manager for the Pepsi Bottling Group's Great West Business Unit.  While in this role, Mr. Reinhard was also a member of the Pepsi Bottling Group's Chairman's Operating Council, a member of the Food Service Strategic Planning Committee, and a member of The Dr. Pepper Bottler Marketing Committee.  Mr. Reinhard joined Pepsi Cola in 1984 after four years with The Proctor & Gamble Distributing Company.  Since 1984 he has held several field and headquarters positions including Vice President/General Manager Pepsi-Lipton Tea partnership (JV), General Manager Mid-Atlantic business Unit, Area Vice President Retail Channels, Vice President On-Premise Operations and Area Vice President of Franchise Operations.  Mr. Reinhard holds a BA from Michigan State University and has completed the Executive Business Program at the University of Michigan.

There are no family relationships among the directors.  The Board has determined that of the current directors Messrs. Heller, Radford and Reinhard are independent directors under the NASDAQ listing standards.

Geoffrey R. Bailey was originally elected to the Board of Directors pursuant to contractual board representation rights granted to The Bailey Company in connection with its investment in shares of our Series A Convertible Preferred Stock in 1996.  Prior to December 13, 2010, Mr. Bailey continued to serve on the board pursuant to contractual board representation rights held by The Bailey Company and its affiliates ("The Bailey Group") in connection with our Series B Convertible Preferred Stock financing in February 2005, whereby The Bailey Group was entitled to elect three members of our Board of Directors, two of whom must be independent directors.

Messrs. Dobbin, Heller and Radford were originally appointed to the Board of Directors on December 13, 2010 in connection with the closing of the investment transaction (the "SII Investment Transaction") between the Company and Small Island Investments Limited, a Bermuda corporation ("SII").  Pursuant to the terms of the Securities Purchase Agreement dated October 29, 2010, as amended December 13, 2010, between the Company and SII (the "SII Purchase Agreement"), as long as SII continues to own at least 50% of our outstanding common stock, it has the right to designate four members of our Board.  As a result of the resignation of John F. Morgan, one of SII's initial director designees who served on our Board from December 13, 2010 until his resignation on August 10, 2011, the Board of Directors has exercised its authority to reduce the number of the members of the Board from seven to six and SII has agreed that its right to designate members of the Board will be reduced from four to three members.  Prior to the next meeting of the stockholders of Good Times Restaurants for the election of Directors, it is the intention of the Board of Directors to restore the number of the members of the Board to seven at which time SII will again exercise its right to designate four members of the Board.

Messrs. Dobbin, Heller and Radford serve as executive officers of Elephant and Castle Group Inc.  On June 28, 2011, Elephant & Castle Group, Inc. and related subsidiaries filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code.  Elephant and Castle Group, Inc. also instituted ancillary proceedings in Canada to support the objectives of its U.S. bankruptcy proceeding.

Recommendation of the Board of Directors:  The Board of Directors recommends voting "For" electing all of the nominees.

Board Committees

Audit Committee: The Audit Committee currently consists of Messrs. Heller, Radford and Reinhard, each of whom are independent directors under the applicable NASDAQ listing standards.   The Board has determined that Mr. Radford is an audit committee financial expert, as that term is defined by the Securities and Exchange Commission ("SEC") rules.  Prior to August 10, 2011, the Audit Committee consisted of Messrs. Heller and Radford and John F. Morgan and Mr. Morgan served as the audit committee financial expert.  The function of the Audit Committee relates to oversight of the auditors, the auditing, accounting and financial reporting processes and the review of the Company's financial reports and information.  In addition, the functions of this Committee have included, among other things, recommending to the Board the engagement or discharge of independent auditors, discussing with the auditors their review of the Company's quarterly results and the results of their audit and reviewing the Company's internal accounting controls.  The Audit Committee operates pursuant to a written Charter adopted by the Board of Directors.  A current copy of the Audit Committee Charter is available on our website at www.goodtimesburgers.com.  The Audit Committee held four meetings during fiscal 2011.

Compensation Committee: The Compensation Committee currently consists of Messrs. Heller and Reinhard, each of whom are independent directors under the applicable NASDAQ listing standards.  Prior to August 10, 2010, the Compensation Committee consisted of Messrs. Heller and Reinhard and John F. Morgan.  The function of this Committee is to consider and determine all matters relating to the compensation of the President and CEO and other executive officers, including matters relating to the employment agreements.  The Compensation Committee held one meeting during fiscal 2011.

The Compensation Committee does not have a Charter. The responsibility of the Compensation Committee is to review and approve the compensation and other terms of employment of our Chief Executive Officer and our other executive officers, including all of the executive officers named in the Summary Compensation Table in this proxy statement (the "Named Executive Officers").  Among its other duties, the Compensation Committee oversees all significant aspects of the Company's compensation plans and benefit programs.  The Compensation Committee annually reviews and approves corporate goals and objectives for the Chief Executive Officer's compensation and evaluates the Chief Executive Officer's performance in light of those goals and objectives.  The Compensation Committee also recommends to the Board of Directors the compensation and benefits for members of the Board of Directors.  The Compensation Committee has also been appointed by the Board of Directors to administer our 2008 Omnibus Equity Incentive Compensation Plan (the "2008 Plan"), which is the successor equity compensation plan to the Company's 2001 Stock Option Plan (the "2001 Plan").  The Compensation Committee does not delegate any of its authority to other persons.

In carrying out its duties, the Compensation Committee participates in the design and implementation and ultimately reviews and approves specific compensation programs.  The Compensation Committee reviews and determines the base salaries for the Named Executive Officers, and also approves awards to the Named Executive Officers under the Company's equity compensation plans.

In determining the amount and form of compensation for Named Executive Officers other than the Chief Executive Officer, the Compensation Committee obtains input from the Chief Executive Officer regarding the duties, responsibilities and performance of the other executive officers and the results of performance reviews.  The Chief Executive Officer also recommends to the Compensation Committee the base salary levels for all Named Executive Officers and the award levels for all Named Executive Officers under the Company's equity compensation programs.  No Named Executive Officer attends any executive session of the Compensation Committee or is present during final deliberations or determinations of such Named Executive Officer's compensation.  The Chief Executive Officer also provides input with respect to the amount and form of compensation for the members of the Board of Directors.

The Compensation Committee has the authority to directly engage, at the Company's expense, any compensation consultants or other advisers as it deems necessary to carry out its responsibilities in determining the amount and form of executive and director compensation.  For fiscal 2010, the Compensation Committee did not use the services of a compensation consultant or other adviser.  However, the Compensation Committee has reviewed surveys, reports and other market data against which it has measured the competitiveness of the Company's compensation programs.  In determining the amount and form of executive and director compensation, the Compensation Committee has reviewed and discussed historical salary information as well as salaries for similar positions at comparable companies.

Leadership Structure:  The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination from time to time based on the position and direction of the Company and the membership of the Board.  The Board has determined that separating these roles is in the best interests of the Company's stockholders at this time.  This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures.  Further, this structure permits the Chief Executive Officer to focus on the management of the Company's day-to-day operations.

Risk Oversight:  Material risks are identified and prioritized by the Company's management and reported to the Board for oversight.  The Board regularly reviews information regarding the Company's credit, liquidity and operations, as well as the risks associated with each.  In addition, the Board continually works, with the input of the Company's executive officers, to assess and analyze the most likely areas of future risk for the Company.

Directors' meetings and attendance: There were four meetings of the Board of Directors held during the last full fiscal year. No member of the Board of Directors attended fewer than 75% of the Board meetings and applicable committee meetings for the last fiscal year.

Each director attended the 2010 annual meeting of stockholders.

Directors' compensation: Each non-employee director receives $500 for each Board of Directors meeting attended.  Members of the Compensation and Audit Committees generally each receive $100 per meeting attended.  However, where both Compensation and Audit Committee meetings are held at the same gathering only $100 is paid to directors attending both committee meetings.  Additionally, for the fiscal year ended September 30, 2011, each non-employee director received a non-statutory stock option to acquire 667 shares of common stock at an exercise price of $1.56.

Audit Committee Report: Good Times Restaurant's management is responsible for the internal controls and financial reporting process for Good Times Restaurants.  The independent accountants for Good Times Restaurants are responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards and to issue a report on those financial statements.  The Audit Committee's responsibility is to monitor and oversee these processes.

In this context, the Audit Committee met with management and the independent accountants to review and discuss the Good Times Restaurants financial statements for the fiscal year ended September 30, 2010.  Management represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent accountants.

The Audit Committee has discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.  The Audit Committee has also received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants' communications with the Audit Committee concerning independence and the Audit Committee discussed with the independent accountants that firm's independence.

Based on the Audit Committee's review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Good Times Restaurants Annual Report on Form 10-K for the fiscal year ended September 30, 2010 for filing with the SEC.

Ownership of common stock by principal stockholders and management: The following table shows the beneficial ownership of shares of Good Times Restaurants common stock as of August 15, 2011 by each person known by Good Times Restaurants to be the beneficial owner of more than five percent of the shares of Good Times Restaurants common stock, each director and each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group.  The address for the principal stockholders and the Directors and Officers is 601 Corporate Circle, Golden, CO 80401.

Holder	Number of shares	Percent of
Principal stockholders:	beneficially owned	class**
Small Island Investments Ltd.	1,383,334[1]	50.74%
The Bailey Co.	273,837[2]	10.04%
The Erie Co. Investment Co.	338,730[2]	12.42%
Directors and Officers:
Geoffrey R. Bailey-Director	9,766[3]	*
David L. Dobbin-Director	1,384,001[4]	50.75%
Gary J. Heller-Director	667[5]	*
Boyd E. Hoback-Director/Officer	47,380[6]	1.70%
Sue M. Knutson-Officer	6,168[7]	*
Scott G. Lefever-Officer	7,030[8]	*
John F. Morgan - Former Director [11]	667	*
Keith A. Radford-Director	667[5]	*
Eric Reinhard-Director	105,334[9]	3.84%

All directors and executive officers as a group (8 persons including all those named above)	1,561,013[10]	54.86%

[1]	Small Island Investments Ltd. is 100% owned by director David L. Dobbin.
[2]

The Bailey Company is 99% owned by The Erie County Investment Co., which should be deemed the beneficial owner of Good Times Restaurants common stock held by The Bailey Company.  The Erie County Investment Co. also owns 194,680 shares of Good Times Restaurants common stock in its own name.  Geoffrey R. Bailey is a director and executive officer of The Erie County Investment Co.  Geoffrey R. Bailey disclaims beneficial ownership of the shares of Good Times Restaurants common stock held by The Bailey Company and The Erie County Investment Co.  Because of his ownership of only 26% of the voting shares of The Erie County Investment Co., Paul T. Bailey disclaims beneficial ownership of the shares of Good Times Restaurants common stock held by The Bailey Company and The Erie County Investment Co..

[3]	Includes 5,333 shares underlying presently exercisable stock options.
[4]	Includes shares held beneficially by Small Island Investments Ltd. Also includes 667 shares underlying presently exercisable stock options.
[5]	Includes 667 shares underlying presently exercisable stock options.
[6]	Includes 32,383 shares underlying presently exercisable stock options.
[7]	Includes 4,813 shares underlying presently exercisable stock options.
[8]	Includes 7,030 shares underlying presently exercisable stock options and 12,500 warrants to purchase stock.
[9]	Includes 6,167 shares underlying presently exercisable stock options and 12,500 warrants to purchase stock.
[10]

Does not include shares held beneficially by The Bailey Company and The Erie County Investment Co.  If those shares were included, the number of shares beneficially held by all directors and executive officers as a group would be 1,899,743 and the percentage of class would be 66.76%.

[11]	Mr. Morgan resigned from our board on August 10, 2011.
*	Less than one percent.
**

Under SEC rules, beneficial ownership includes shares over which the individual or entity has voting or investment power and any shares which the individual or entity has the right to acquire within sixty days.

Executive officers: The executive officers of Good Times Restaurants are as follows:

Name	Age	Position	Date Began With Company
Boyd E. Hoback	56	President & CEO	September 1987
Susan M. Knutson	52	Controller	September 1987
Scott G. LeFever	53	VP of Operations	September 1987

Boyd E. Hoback.  See the description of Mr. Hoback's business experience under "Directors".

Susan M. Knutson has been Controller since 1993 with direct responsibility for overseeing the accounting department, maintaining cash controls, producing budgets, financials and quarterly and annual reports required to be filed with the Securities and Exchange Commission, acting as the principal financial officer of the Company, and preparing all information for the annual audit.

Scott G. LeFever has been Vice President of Operations since August 1995, and has been involved in all phases of operations with direct responsibility for restaurant service performance, personnel and cost controls.

Executive officers do not have fixed terms and serve at the discretion of the Board of Directors.  There are no family relationships among the executive officers or directors.

Code of ethics: Good Times Restaurants has adopted a Code of Business Conduct which applies to all directors, officers, employees and franchisees of Good Times Restaurants.  The Code of Business Conduct was filed with the SEC as an exhibit to the Annual Report on Form 10-KSB for the fiscal year ended September 30, 2003.

Executive Compensation: The following table sets forth compensation information for 2010 and 2009 with respect to the named executive officers:

Summary Compensation Table for 2010 and 2009:

Name and Principal Position	Year	Salary $	Bonus $	Stock Awards $	Option Awards $[3]	Non-Equity Incentive Plan Compensation $	Nonqualified Deferred Compensation Earnings $	All Other Compensation $	Total $

Boyd E. Hoback	2010	148,000	_	_	29,381	_	_	13,978[1]	191,359
President and Chief Executive Officer	2009	162,033	_	_	25,118	_	_	16,073[1]	203,224
Scott G. LeFever	2010	90,625	_	_	11,645	_	_	10,580[2]	112,850
Vice President of Operations	2009	101,667	_	_	9,979	_	_	11,477[2]	123,123

[1]	The amount indicated for Mr. Hoback includes an automobile allowance, long-term disability and 401(K) Plan matching contributions.
[2]	The amount indicated for Mr. LeFever includes an automobile allowance, long-term disability, personal expenses and 401(K) Plan matching contributions.
[3]

The value of stock option awards shown in this column includes all amounts expensed in the Company's financial statements in 2009 and 2010 for equity awards in accordance with the guidance of FASB ASC 718-10-30, Compensation - Stock Compensation, excluding any estimate for forfeitures.  The Company's accounting treatment for, and assumptions made in the valuations of, equity awards is set forth in Note 1 of the notes to the Company's 2010 consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2010.  There were no option awards re-priced in 2010.

There were no shares of SARs granted during 2010 or 2009 nor has there been any nonqualified deferred compensation paid to any named executive officers during 2010 or 2009.  The Company does not have any plans that provide for specified retirement payments and benefits at, following or in connection with retirement.

.

The following table sets forth information as of September 30, 2010 on all unexercised options previously awarded to the named executive officers (numbers of shares and exercise prices have been adjusted to reflect the one for three reverse stock split that occurred on December 31, 2010):

Outstanding Equity Awards at 2010 Fiscal Year-End (as adjusted for subsequent reverse stock split)
Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options -Exercisable (#)	Number of Securities Underlying Unexercised Options -Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price $	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Boyd E. Hoback	833	-	-	$4.14	10/01/10	-	-	-	-
	16,667	-	-	$5.25	10/01/11	-	-	-	-
	1,250	-	-	$8.10	10/01/12	-	-	-	-
	1,300	-	-	$10.80	10/01/13	-	-	-	-
	4,000	-	-	$9.33	10/01/14	-	-	-	-
	2,833	-	-	$17.04	10/01/15	-	-	-	-
	3,800	2,533 (1)	-	$19.14	11/17/16	-	-	-	-
	0	9,501 (2)	-	$4.41	11/14/18	-	-	-	-
	0	4,551 (3)	-	$3.45	11/06/19	-	-	-	-
Scott G. LeFever	420	-	-	$8.10	10/01/12	-	-	-	-
	860	-	-	$10.80	10/01/13	-	-	-	-
	1,917	-	-	$9.33	10/01/14	-	-	-	-
	1,917	-	-	$17.04	10/01/15	-	-	-	-
	1,150	767 (1)	-	$19.14	11/17/16	-	-	-	-
	0	5,669 (2)	-	$4.41	11/14/18	-	-	-	-
	0	1,449 (3)	-	$3.45	11/06/19	-	-	-	-

[1]

The options were granted on November 17, 2006. Assuming continued employment with the Company, the shares under the option agreements will become exercisable per a vesting schedule which began on November 17, 2007 continuing through November 17, 2010, whereby options vest per the following schedule: 10% on November 17, 2007; an additional 20% on November 17, 2008; an additional 30% on November 17, 2009; and an additional 40% on November 17, 2010.

[2]					The options were granted on November 14, 2008. Assuming continued employment with the Company, the shares under the option agreements will become fully exercisable on November 14, 2011.
[3]					The options were granted on November 6, 2009. Assuming continued employment with the Company, the shares under the option agreements will become fully exercisable on November 6, 2012.

The following table sets forth compensation information for 2010 with respect to directors:

Director Compensation Table for Fiscal Year 2010
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) [1,2]	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings $	All Other Compensation $	Total $
Geoffrey R. Bailey	3,000	-	1,695	-	-	-	4,695
Ron Goodson [3]	3,000	-	1,695	-	-	-	4,695
David Grissen [3]	2,000	-	1,695	-	-	-	3,695
Eric W. Reinhard	3,000	-	1,695	-	-	-	4,695
Richard J. Stark [3]	3,000	-	1,695	-	-	-	4,695
Alan A. Teran [3]	3,000	-	1,695	-	-	-	4,695
Boyd E. Hoback [4]	-	-	-	-	-	-	0

[1]

The value of stock option awards shown in this column includes all amounts expensed in the Company's financial statements in 2010 for equity awards in accordance with the guidance of FASB ASC 718-10-30, Compensation - Stock Compensation, excluding any estimate for forfeitures.  The Company's accounting treatment for, and assumptions made in the valuation of equity awards are set forth in Note 1 of the notes to the Company's 2010 consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2010.  There were no option awards re-priced in 2010.

[2]

As of September 30, 2010, the following directors held options to purchase the following number of shares of our common stock (numbers of shares have been adjusted to reflect the one for three reverse stock split that occurred on December 31, 2010):  Mr. Bailey 4,667 shares; Mr. Goodson 4,000 shares; Mr. Grissen 4,000 shares; Mr. Reinhard 5,500 shares; Mr. Stark 4,667 shares; Mr. Teran 4,667 shares; and Mr. Hoback 47,268 shares.

[3]	Resigned as a director effective as of December 13, 2010.
[4]	Mr. Hoback is an employee director and does not receive additional fees for service as a member of the Board.

A description of the standard compensation arrangements (such as fees for committee service, service as chairman of the board or a committee, and meeting attendance) is set forth in the section entitled "Directors' Compensation" above.

Employment Agreement:  Mr. Hoback entered into an employment agreement with us in October 2001 and the terms of the agreement were revised effective October 2007 for compliance with Section 409A of the Internal Revenue Code.  The revised agreement provides for his employment as president and chief executive officer for two years from the date of the agreement at a minimum salary of $190,000 per year, terminable by us only for cause.  The agreement provides for payment of one year's salary and benefits in the event that change of ownership control results in a termination of his employment or termination other than for cause.  This agreement renews automatically unless specifically not renewed by the Board of Directors.  Mr. Hoback's compensation, including salary, expense allowance, bonus and any equity award, is reviewed and set annually by the Compensation Committee.  Mr. Hoback's bonus, when applicable, is based on the Company's achieving certain Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") targets for the year.

As a condition to the closing of the SII Investment Transaction, Mr. Hoback agreed to waive certain rights under the employment agreement which would otherwise have accrued to him as a result of the change in ownership control of the Company as a result of the SII Investment Transaction, including his right to terminate his employment within one year of the change in control and trigger the severance payment described above and his right to accelerate the vesting of stock options upon the change in control.

Other Employment Arrangements:  Mr. LeFever is employed as an "employee at will" and does not have a written employment agreement.  His compensation, including salary, expense allowance, bonus and any equity awards, is reviewed and approved by the Compensation Committee annually.  He participates in a bonus program that is based on both the company's level of EBITDA for the year and achieving certain operating metrics and sales targets.

Certain Relationships And Related Transactions And Director Independence: In February 2005, we issued 1,240,000 shares of our Series B Convertible Preferred Stock, including 180,000 shares to The Erie County Investment Co., a substantial holder of our common stock and member of The Bailey Group.  In June 2006, we exercised our mandatory conversion rights under the terms of the Series B preferred stock to convert all of those shares into a total of 1,240,000 shares of our common stock.  Under the agreements for the Series B preferred stock financing, prior to December 13, 2010 The Bailey Group had the right to elect three directors, provided that two directors meet the NASDAQ independence standards, and the other investors in the Series B preferred stock financing had the right to elect three directors.  As a condition to the closing of the SII Investment Transaction, the Series B investors agreed to waive the foregoing director designation rights, effective as of December 13, 2010.  Going forward, the Series B investors have certain designation rights as set forth in the Purchase Agreement with SII, which is discussed below.

The SII Purchase Agreement provides that so long as SII holds more than 50% of the Company's outstanding Common Stock, (i) the Board shall consist of seven directors, and (ii) SII shall have the right to designate four members of the Board.  By agreement with SII, the Board currently consists of six directors of which SII has the right to designate three.  In addition, a provision of the Series B preferred stock financing restricts, for as long as the original investors hold at least two-thirds of the common stock into which the Series B shares have been converted, our ability to increase the size of the Board of Directors above seven directors unless we first receive approval from the holders of at least three-fourths of all outstanding shares of common stock.

The SII Purchase Agreement provides that SII shall vote its shares in any election of directors in favor of one person designated by The Bailey Group and one person designated by Eric W. Reinhard, in addition to SII's four (currently three) director designees.  If either The Bailey Group or the other Series B investors ceases to own at least 600,000 shares of the Company's Common Stock (adjusted for any stock splits, reverse splits or similar capital stock transactions), then the foregoing designation rights will cease, and SII has agreed to vote its shares in any election of directors in favor of a person, other than an SII designee, who receives the majority of votes of holders of Common Stock other than SII.  Pursuant to the Purchase Agreement, the Series B investors have agreed to vote their shares in any election of directors in favor of SII's designees.

In connection with the closing of the SII Investment Transaction on December 13, 2010, Keith A. Radford, John F. Morgan, Gary J. Heller and David L. Dobbin were appointed to our Board as the SII designees.  Mr. Morgan resigned as a director on August 10, 2011 and Messrs. Radford, Heller and Dobbin are the current directors designated by SII.  Geoffrey R. Bailey is the current director designated by The Bailey Group, and Eric W. Reinhard is the current director designated by the other Series B investors.  David L. Dobbin is a director of SII, which holds approximately 50.7% of our outstanding Common Stock following the SII Investment Transaction.  Geoffrey R. Bailey is a director of The Erie County Investment Co., which owns 99% of The Bailey Company.  The Bailey Company and The Erie County Investment Co. are principal stockholders of us.

Our corporate headquarters are located in a building owned by The Bailey Company and in which The Bailey Company also has its corporate headquarters.  We currently lease our executive office space of approximately 3,693 square feet from The Bailey Company for approximately $55,000 per year.  The lease expired September 30, 2009 and we continue to lease the space on a month to month basis.

The Bailey Company is also the owner of one franchised Good Times Drive Thru restaurant which is located in Loveland, Colorado and was the owner of one franchised restaurant in Thornton, Colorado which was closed in October 2009. The Bailey Company has entered into two franchise and management agreements with us.  Franchise royalties and management fees paid under those agreements totaled approximately $50,000 and $78,000 for the fiscal years ending September 30, 2010 and 2009, respectively.

In April 2009 the Company entered into a loan agreement with Golden Bridge, pursuant to which Golden Bridge made a loan of $185,000 to the Company.  This loan was repaid in full out of the proceeds received by the Company in the SII Investment Transaction.  Director Eric Reinhard and former directors Ron Goodson, David Grissen, Richard Stark, and Alan Teran, who are all stockholders of the Company, are the sole members of Golden Bridge, and Eric Reinhard is the sole manager of Golden Bridge.  The Company's obtaining of the loan from Golden Bridge and related transactions were duly approved in advance by the Company's Board of Directors by the affirmative vote of members thereof who did not have an interest in the transaction.  Total interest and commitment fees paid under this agreement were approximately $18,000 and $12,000 for the fiscal years ending September 30, 2010 and 2009, respectively. The amount due to related parties under this agreement that is included in notes payable was $185,000 at September 30, 2010. See Note 8 to our Consolidated Financial Statements of Item 8 above for the terms of the loan.

Independent Public Accountants: The Board of Directors appointed HEIN & ASSOCIATES LLP as Good Times Restaurants' independent auditors for the fiscal year ended September 30, 2009 and fiscal year 2010, and to perform other accounting services.  Representatives of HEIN & ASSOCIATES LLP are expected to be present at the annual meeting of shareholders, and will have the opportunity to make a statement if they so desire and to respond to appropriate shareholder questions.

Audit Fees: The aggregate fees billed for professional services rendered by HEIN & ASSOCIATES LLP for its audit of the Company's annual financial statements for the fiscal year ended September 30, 2010, and its reviews of the financial statements included in the Company's Forms 10-Qs for fiscal year 2010 were $75,910 compared to $86,236 in fees for the fiscal year ended 2009.

Audit Related Fees: There were no aggregate fees billed by HEIN & ASSOCIATES LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under "Audit Fees" for the fiscal years ended September 30, 2010 and September 30, 2009.

Tax Fees: The aggregate fees billed by HEIN & ASSOCIATES LLP for the preparation and review of the Company's tax returns for the fiscal year ended September 30, 2010 were $10,500 compared to $11,350 in fees for the fiscal year ended September 30, 2009.

All Other Fees: The aggregate fees billed to Good Times Restaurants for all other services rendered by HEIN & ASSOCIATES LLP for fiscal year 2010 were $12,214 compared to $12,562 in fees for the fiscal year ended September 30, 2009.  These fees are primarily related to a 401(k) plan audit.

Audit Committee: Policy on Pre-Approval Policies of Auditor Services: Under the provisions of the Audit Committee Charter, all audit services and all permitted non-audit services (unless subject to a de minimis exception allowed by law) provided by our independent auditors, as well as fees and other compensation to be paid to them, must be approved in advance by our Audit Committee.  All audit and other services provided by HEIN & ASSOCIATES LLP during the fiscal year ended September 30, 2010, and the related fees as discussed above, were approved in advance in accordance with SEC rules and the provisions of the Audit Committee Charter.  There were no other services or products provided by HEIN & ASSOCIATES LLP to us or related fees during the fiscal year ended September 30, 2010 except as discussed above.

Auditor Independence: The Audit Committee of the Board of Directors has considered the effect that the provision of the services described above under the caption "All Other Fees" may have on the independence of HEIN & ASSOCIATES LLP.  The Audit Committee has determined that provision of those services is compatible with maintaining the independence of HEIN & ASSOCIATES LLP as the Company's principal accountants.

Future Stockholder Proposals: Any Good Times Restaurants stockholder proposal for the annual meeting of stockholders in 2011 must be received by Good Times Restaurants by December 1, 2011 for the proposal to be included in the Good Times Restaurants' proxy statement and form of proxy for that meeting.  If notice of a proposal for which a stockholder will conduct his or her own proxy solicitation is not received by Good Times Restaurants by November 11, 2011, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) of the Securities Exchange Act of 1934, and the person named in proxies solicited by the Good Times Restaurants Board of Directors may use his discretionary authority when the matter is raised at the meeting, without including any discussion of the matter in the proxy statement.

Other Matters: The Board of Directors does not know of any other matters to be brought before the annual meeting.  If any other matter not discussed in this proxy statement is properly brought before the annual meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with his or her best judgment on that matter.

Incorporation Of Documents By Reference: Our Annual Report on Form 10-K, including financial statements, for the fiscal year ended September 30, 2010, was filed with the Securities and Exchange Commission on December 23, 2010. The following information from the Form 10-K is incorporated into this proxy statement by reference:

•            the information under the caption "Item 6. Management's Discussion and Analysis of Financial Condition and Results of Operations";

•            the information under the caption "Item 7. Financial Statements"; and

•            the information under the caption "Item 8. Changes In and Disagreements with Accountants on Accounting and Financial Disclosure".

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Boyd E. Hoback

Boyd E. Hoback

President and Chief Executive Officer